Exhibit 99.1

Contact:	David Felsenthal	The Watergate
	Chief Financial Officer	600 New Hampshire Avenue, N.W.
	202.266.5876	Washington, D.C. 20037
	jacobsg@advisory.com	www.advisoryboardcompany.com

THE ADVISORY BOARD COMPANY REPORTS FISCAL 2003
FOURTH QUARTER AND YEAR-END RESULTS

Company Reports Quarterly Revenue Growth of 24% and Earnings per Diluted Share of $0.27;
Member Renewal Rates Increase to 89%; New Research Program Announced

WASHINGTON, D.C. — (May 5, 2003) — The Advisory Board Company (NASDAQ: ABCO) today announced financial results for the fourth quarter and year ended March 31, 2003. For the quarter, revenues increased 24% to $27.4 million, from $22.0 million for the fourth quarter of fiscal 2002. Net income was $4.8 million, or $0.27 per diluted share, compared to $2.7 million, or $0.17 per diluted share, for the same period a year ago. Pro forma net income was $4.9 million, or $0.27 per diluted share, compared to $2.9 million, or $0.18 per diluted share, for the same period a year ago. Pro forma results exclude special compensation and stock option related expenses and affiliate company charges, and include income taxes at an effective rate of 42.5% for fiscal 2002.

Revenues for the year ended March 31, 2003 increased 24% to $100.7 million, from $81.0 million in fiscal 2002. Net income for the period was $14.4 million, or $0.85 per diluted share, compared to $10.0 million, or $0.62 per diluted share, for the same period a year ago. Pro forma net income was $15.1 million, or $0.89 per diluted share, versus $8.9 million, or $0.55 per diluted share, in the prior year.

Contract value grew 24% to $106.7 million as of March 31, 2003, up from $86.1 million as of March 31, 2002. The Company’s member renewal rate for fiscal 2003 was 89%. At the end of the fiscal year, the Company served a membership of 2,297 institutions, as compared to a membership of 2,170 institutions at the end of the last fiscal year.

Frank Williams, chief executive officer of The Advisory Board Company, commented, “We’re very pleased with our results this quarter. We continue to add a significant number of new member institutions, as well as execute on our strategy of cross-selling existing programs to our current members. Our average contract value per member institution has grown to $46,472, up from $39,681 at the end of the last fiscal year. The success of our strategy is reflected in our performance in fiscal 2003 – we achieved revenue growth well above our minimum target of 20%, with continued margin expansion.”

He added, “We also achieved a member renewal rate of 89%, which is the highest member renewal rate since we began tracking this statistic. This is one of the most important metrics of our overall business performance and compares favorably to our previous rates of 88% in fiscal 2002 and 86% in fiscal 2001. Our strong renewal performance was driven by the fact that our programs consistently provide our members with tangible solutions to their most important strategic and operational issues.

“I am also pleased to announce the launch of the Service Line Management program,” he continued. “This program is designed to elevate front-line management performance in key service lines and clinical departments. We believe it will make a strong contribution to hospital and health system performance, providing best practices

Exhibit 99.1

research and fundamental leadership and management development skills to the executives who are responsible for critical operational areas across the organization. These executives manage significant operating budgets and large numbers of employees yet often lack management skills commensurate with their clinical expertise. We have established a strong charter membership for the program, including Duke University Health System, Loma Linda University Medical Center, New York-Presbyterian Hospital, Ohio State University Medical Center and UCLA Medical Center. The program is off to a strong start, and we are very excited about its potential to address one of the industry’s most pressing concerns.”

Outlook for Remainder of Calendar Year 2003

The Company is raising its guidance for calendar year 2003 for revenue and pro forma earnings per diluted share. Revenue guidance for calendar year 2003 is raised from $114.7 million to $115.8 million, and pro forma earnings guidance is raised from $0.97 per diluted share to $0.99 per diluted share. For the quarter ending June 2003, revenue guidance is raised from $27.5 million to $28.0 million, and pro forma earnings is raised from $0.23 per diluted share to $0.24 per diluted share. To take advantage of opportunities in the labor market to further invest in sales, member relations and new product development, the Company is also adjusting guidance for pro forma earnings per diluted share for the quarter ending December 2003, from $0.25 per diluted share to $0.24 per diluted share.

The Company’s revised guidance for the remaining quarters of calendar year 2003 is as follows:

Revenue and Pro Forma Earnings Per Diluted Share Targets
(In thousands, except per share data)

	Three Months Ending

	June 30,	September 30,	December 31,
	2003	2003	2003

Revenue	$28,000	$29,400	$31,000
Pro forma earnings per diluted share	$0.24	$0.24	$0.24

The Company will hold an investor conference call to discuss its fourth quarter performance tomorrow, May 6, 2003, at 10:00 a.m. Eastern Daylight Time. Investors will be able to listen to the call by dialing 800-530-9010 shortly before the scheduled start time. The conference call replay will be archived for seven days: from 12:00 p.m. Tuesday, May 6th until 12:00 p.m. Tuesday, May 13th. To listen to the archived call: dial either 800-633-8284 or 402-977-9140, and enter reservation number 21141021.

About The Advisory Board Company

The Advisory Board Company provides best practices research and analysis to the health care industry, focusing on business strategy, operations and general management issues. The Company provides best practices and research through discrete annual programs to a membership of nearly 2,300 hospitals, health systems, pharmaceutical and biotech companies, health care insurers, and medical device companies in the United States. Each program charges a fixed annual fee and provides members with best practices, research reports, executive education and other supporting research services.

The Company presents pro forma results to provide comparisons with prior periods in a manner it believes would be consistent if it had been a public company prior to fiscal 2002. Pro forma results exclude special compensation and stock option related expenses and affiliate company charges, and include income taxes at an effective rate of 42.5% for fiscal 2002. For historical results, a reconciliation between pro forma and GAAP is shown in the attached schedule. The Company is not able to reconcile its outlook for the remainder of calendar year 2003 to GAAP as stock option related expense is dependent upon a number of unknown factors, including future stock price.

Exhibit 99.1

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by certain factors, among others, set forth below and in the Company’s filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, the dependence on renewal of membership based services, dependence on key personnel, the need to attract and retain qualified personnel, management of growth, new product development, competition, risks associated with anticipating market trends, industry consolidation, variability of quarterly operating results and various factors that could affect the estimated tax rate. These factors are discussed more fully in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

# # #

THE ADVISORY BOARD COMPANY
STATEMENTS OF OPERATIONS AND OTHER OPERATING STATISTICS
(In thousands, except per share data)

	Three Months Ending		Selected	Fiscal Year Ending		Selected
	March 31,		Growth	March 31,		Growth

	2003	2002	Rates	2003	2002	Rates

Statements of Operations
Revenues	$27,432	$22,049	24.4%	$100,714	$80,970	24.4%

Cost of services	10,555	9,606		41,598	37,142
Member relations and marketing	5,347	4,269		19,842	16,100
General and administrative	3,376	2,728		12,507	10,659
Depreciation and loss on disposal of assets	401	493		1,827	2,030
Special compensation and stock option related expenses	83	181		1,147	1,482
Affiliate company charge	—	—		—	2,676

Income from operations	7,670	4,772		23,793	10,881
Interest income	449	81		1,038	453

Income before provision for income taxes	8,119	4,853		24,831	11,334
Provision for income taxes	(3,288)	(2,108)		(10,392)	(1,358)

Net income	$4,831	$2,745		$14,439	$9,976

Earnings per share
Basic	$0.33	$0.23		$1.10	$0.73
Diluted	$0.27	$0.17	58.8%	$0.85	$0.62	37.1%
Weighted average common shares outstanding
Basic	14,750	12,150		13,139	13,748
Diluted	17,920	16,324		16,996	16,089
Percentages of Revenues
Cost of services	38.5%	43.6%		41.3%	45.9%
Member relations and marketing	19.5%	19.4%		19.7%	19.9%
General and administrative	12.3%	12.4%		12.4%	13.2%
Depreciation and loss on disposal of assets	1.5%	2.2%		1.8%	2.5%
Income from operations	28.0%	21.6%		23.6%	13.4%
Net income	17.6%	12.4%		14.3%	12.3%
Contract Value (at end of period)	$106,745	$86,108	24.0%

RECONCILIATION OF PRO FORMA RESULTS
(In thousands, except per share data)

Pro forma data (1) (2):
Income from operations	$7,670	$4,772		$23,793	$10,881
Special compensation and stock option related expenses	83	181		1,147	1,482
Affiliate company charge	—	—		—	2,676

Pro forma income from operations	7,753	4,953		24,940	15,039
Interest income	449	81		1,038	453

Pro forma income before provision for income taxes	8,202	5,034		25,978	15,492
Pro forma provision for income taxes	(3,322)	(2,139)		(10,877)	(6,584)

Pro forma net income	$4,880	$2,895		$15,101	$8,908

Pro forma earnings per share
Basic	$0.33	$0.24		$1.15	$0.65
Diluted	$0.27	$0.18	50.0%	$0.89	$0.55	61.8%
Percentages of Revenues
Pro forma income from operations (1)	28.3%	22.5%		24.8%	18.6%
Pro forma net income (1) (2)	17.8%	13.1%		15.0%	11.0%

(1)	Excludes special compensation and stock option related expenses and affiliate company charges.
(2)	Includes income taxes of 42.5% for the fiscal year ending March 31, 2002.

THE ADVISORY BOARD COMPANY
BALANCE SHEETS
(In thousands)

	March 31,	March 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$33,301	$23,959
Membership fees receivable, net	9,234	14,099
Prepaid expenses and other current assets	1,600	943
Deferred income taxes, net	11,532	3,424
Deferred incentive compensation	2,259	1,894

Total current assets	57,926	44,319
Fixed assets, net	2,891	4,187
Marketable securities	57,106	—

Total assets	$117,923	$48,506

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Deferred revenues	$63,653	$51,538
Accounts payable and accrued liabilities	5,484	7,167
Accrued incentive compensation	6,899	5,659
Special compensation arrangements	—	329

Total current liabilities	76,036	64,693
Long-term liabilities:
Special compensation arrangements	—	400
Deferred income taxes	392	—

Total liabilities	76,428	65,093

Stockholders’ equity (deficit):
Common stock	148	121
Additional paid-in capital	21,821	(20,877)
Deferred compensation	—	(366)
Accumulated elements of comprehensive income	552	—
Accumulated earnings	18,974	4,535

Total stockholders’ equity (deficit)	41,495	(16,587)

Total liabilities and stockholders’ equity (deficit)	$117,923	$48,506

THE ADVISORY BOARD COMPANY
STATEMENTS OF CASH FLOWS
(In thousands)

	Fiscal Year Ended March 31,

	2003	2002

Cash flows from operating activities:
Net income	$14,439	$9,976
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation	1,722	1,929
Loss on disposal of fixed assets	105	101
Special compensation and stock option related expenses	(363)	(37)
Deferred income taxes and benefits from exercise of stock options	6,140	(2,305)
Amortization of marketable securities premiums	352	—
Changes in operating assets and liabilities:
Membership fees receivable	4,865	(2,269)
Prepaid expenses and other current assets	(657)	(286)
Deferred incentive compensation	(365)	(691)
Payable to/receivable from affiliates	—	(6,479)
Deferred revenues	12,115	12,268
Accounts payable and accrued liabilities	4,955	4,478
Accrued incentive compensation	1,240	3,178

Net cash flows provided by operating activities	44,548	19,863

Cash flows from investing activities:
Purchases of property and equipment	(531)	(864)
Purchases of marketable securities	(56,515)	—

Net cash flows used in investing activities	(57,046)	(864)

Cash flows from financing activities:
Proceeds on issuance of stock from exercise of stock options	21,453	—
Reimbursement of offering costs	992	—
Payment of offering costs	(956)	(2,922)
Issuance of common stock under employee stock purchase plan	351	—
Distributions to stockholders	—	(12,971)

Net cash flows provided by (used in) financing activities	21,840	(15,893)

Net increase in cash and cash equivalents	9,342	3,106
Cash and cash equivalents, beginning of period	23,959	20,853

Cash and cash equivalents, end of period	$33,301	$23,959